Filed Pursuant to Rule 433 Dated March 26, 2024 Registration No. 333-261476
The Bank of Nova Scotia Senior Note Program, Series A Equity Linked Securities

Market Linked Securities – Auto-Callable with Contingent Coupon with Memory Feature and Contingent Downside
Principal at Risk Securities Linked to the common stock of Advanced Micro Devices, Inc. due April 21, 2027
Term Sheet to the Preliminary Pricing Supplement dated March 26, 2024

Summary of Terms
Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measure	The common stock of Advanced Micro Devices, Inc. (the “Underlying Stock”) (Bloomberg Ticker: AMD)
Pricing Date*	April 16, 2024.
Issue Date*	April 19, 2024.
Face Amount (Original Offering Price)	$1,000 per security
Contingent Coupon Payment (with Memory Feature)
On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the stock closing price of the Underlying Stock on the related calculation day is greater than or equal to the coupon threshold price. Each contingent coupon payment, if any, will be calculated per security as follows: ($1,000 × contingent coupon rate) / 4. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward. In addition, if the stock closing price of the Underlying Stock on one or more calculation days is less than the coupon threshold price and, on a subsequent calculation day, the stock closing price of the Underlying Stock on that subsequent calculation day is greater than or equal to the coupon threshold price, the securities will pay the contingent coupon payment due for that subsequent calculation day plus all previously unpaid contingent coupon payments (without interest on amounts previously unpaid).

Contingent Coupon Rate	At least 14.00% per annum, to be determined on the pricing date
Calculation Days*
Quarterly, on the 16th day of each January, April, July and October, commencing in July 2024 and ending in April 2027, each subject to postponement. We refer to the calculation day scheduled to occur in April 2027 (expected to be April 16, 2027) as the “final calculation day.”

Contingent Coupon Payment Dates	Three business days after the applicable calculation day (the contingent coupon payment date with respect to the final calculation day will be the stated maturity date), each subject to postponement
Automatic Call
If the stock closing price of the Underlying Stock on any calculation day from October 2024 to January 2027, inclusive, is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment, and any previously unpaid contingent coupon payments. The securities will not be subject to automatic call until the second calculation day, which is approximately six months after the issue date.

Call Settlement Date	Three business days after the applicable calculation day, subject to postponement
Maturity Payment Amount (per Security)
If the securities are not automatically called prior to the stated maturity date:
•  if the ending price is greater than or equal to the downside threshold price: $1,000; or
•  if the ending price is less than the downside threshold price:
$1,000 × performance factor

Performance Factor	The ending price divided by the starting price (expressed as a percentage)
Stated Maturity Date*	April 21, 2027, subject to postponement
Starting Price	The stock closing price of the Underlying Stock on the pricing date
Ending Price	The stock closing price of the Underlying Stock on the final calculation day
Coupon Threshold Price	60.00% of the starting price
Downside Threshold Price	60.00% of the starting price
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**
Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).
WFS will receive a discount of up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06417Y2S7 / US06417Y2S72
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.
Hypothetical Payout Profile
If the securities are not automatically called prior to stated maturity and the ending price is less than the downside threshold price, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.
Any return on the securities will be limited to the sum of your contingent coupon payments, if any.  You will not participate in any appreciation of the Underlying Stock, but you will have full downside exposure to the Underlying Stock if the ending price is less than the downside threshold price.

If the securities priced today, the estimated value of the securities would be between $[•] ([•]%) and $[•] ([•]%) per $1,000 face amount. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/9631/000114036124015218/ef20025002_424b2.htm

*   Subject to change.
**  In respect of certain securities, we may pay a fee of up to $1.50 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.
This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product supplement, prospectus supplement, and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally
•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.
•
The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	You May Be Fully Exposed To The Decline In The Underlying Stock On The Final Calculation Day From The Starting Price, But Will Not Participate In Any Positive Performance Of The Underlying Stock.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities
•	Your Investment Is Subject To The Credit Risk Of The Bank.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.
•	The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.
•	The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	If The Price Of The Underlying Stock Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
•	The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.
•	The Securities Lack Liquidity.
Risks Relating To The Underlying Stock
•	The Securities Will Be Subject To Single Stock Risk.
•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock.
•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stock During The Term Of The Securities.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.
•	We, The Agents And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-dilution Protection.
Risks Relating To Hedging Activities And Conflicts Of Interest
•
A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

•
Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

•	Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.
•
The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Underlying Stock Or Held By A Fund.

•	Other Investors In The Securities May Not Have The Same Interests As You.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
•	A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.
Risks Relating to Canadian and U.S. Federal Income Taxation
•
The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.